Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, May 7, 2020

Titan International, Inc. Reports First Quarter 2020 Results and Provides Business Update

Quarter Highlights

•	Net sales were $341.5 million, a $68.9 million YOY decrease, net sales would have been $354.2 million on a constant currency basis

•	SGARD expenses were $34.4 million (10.1% of net sales), a YOY decrease of 10.8%

•	Loss from operations was $9.6 million

•	Net loss attributable to Titan was $25.5 million and EPS was $(0.42), adjusted net loss attributable to Titan was $10.6 million, with adjusted EPS of $(0.18)

•	Adjusted EBITDA was $9.3 million

QUINCY, ILLINOIS, May 7, 2020 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2020 and provided an update as to the impact on its business of the COVID-19 pandemic and the steps it is taking to address that impact.

Net sales for the first quarter of 2020 were $341.5 million, compared to net sales of $410.4 million for the first quarter of 2019, representing a $68.9 million, or 16.8 percent, decrease. On a constant currency basis, net sales for the first quarter 2020 would have been $354.2 million. Net loss applicable to common shareholders for the first quarter of 2020 was $25.5 million, equal to $(0.42) per basic and diluted share, compared to income of $1.2 million, equal to $0.02 per basic and diluted share, in the first quarter of 2019. The first quarter 2020 adjusted net loss attributable to Titan was $10.6 million, equal to $(0.18) per basic and diluted share, compared to an adjusted net loss of $3.7 million, equal to $(0.06) per basic and diluted share, in the comparable prior year period.

“As we announced on March 4th in our earnings release concerning our fiscal year 2019 results, we expected a solid rebound in full-year 2020 EBITDA driven by internal actions and relatively stable sales compared to 2019,” stated Paul Reitz, President and Chief Executive Officer. The COVID-19 pandemic has severely impacted the world since then, making it difficult to forecast demand in the coming months. We expect the months ahead will be challenging as order trends have pulled back, but we do believe that a significant portion of that demand will shift to the second half of this year and not be completely lost. As a result, we have and will continue to be comprehensive in taking immediate cost control actions along with appropriate cash preservation measures.

“I would like to take a moment to express my thanks to each and every Titan employee for their dedication and commitment over these past several weeks. I am proud of our One Titan team for their determination and resilience in the midst of a global pandemic that has impacted all of us in our work and personal lives. While we have seen a rapid change in demand for our products, much of our business is considered critical infrastructure, which means

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many of our major facilities have remained operational to meet the needs of our customers. The decision to remain open comes with great responsibility for both Titan and every employee working hard in these conditions. We continually strive to ensure the safety of our people, while maintaining business continuity and have established effective global teams that are in constant communication in response to changing conditions. Again, I am proud of our entire workforce and leadership team that have stepped up in a major way during this unprecedented time and played a part in keeping our facilities operating safely.

"Amidst this global pandemic period, I want to reiterate a comment from last quarter where I stated that Titan builds a broad portfolio of good products that are important to our customers. Along with that, we certainly simplify and de-risk our customers’ supply chains with our regional manufacturing facilities producing wheels, tires and undercarriage that are capable of meeting their changing needs. For example, our wheel businesses have invested millions into customized tooling that is specific to the OEM and their particular lines of equipment. We then purchase localized steel with three-month lead times that is converted into a wheel that is customized to fit on their specific equipment. In addition, we also work closely with OEMs to adjust our production schedules as they shift to their customers’ evolving needs. The bottom-line is we provide significant value to our customers on critical components of their supply chain. The current pandemic only highlights our value in de-risking supply chains and we will continue to utilize strategic pricing changes to capture more of that value.

“As COVID-19 progressed globally, Titan initially felt its impact in China with the government mandated lock-down and curtailment of business operations from late January through February 2020. The impact on the Company expanded into Europe through travel restrictions, social distancing, mandatory stay-at-home orders and sanitization of our facilities. Due to these and other related COVID-19 restrictions, we experienced disruptions in production during the tail end of the first quarter, which continued into the second quarter. The Company began to experience the impact of COVID-19 in South America during the latter part of March, continuing through the early part of April due to similar stay-at-home restrictions in place as Europe. At our major tire plant in São Paulo, we implemented stringent practices and supported our employees with company-provided transportation, which has resulted in nearly 100% attendance since we restarted operations in April. Within North America, our facilities have remained open throughout this time with social distancing and sanitization protocols implemented as recommended by the CDC, WHO and government. Our Australian and Russian operations have experienced a lesser impact than our operations in the other geographies other than enhanced sanitization of our facilities. We currently expect the biggest impact to our operations from government mandates to have already occurred in April while in May we will have most of our production online, but at lower levels in response to customer demand. With the current uncertainty in the earthmoving/construction market from COVID-19 and the global economic contraction, the demand in that segment is more unclear than within agriculture. In the second quarter, agriculture production is expected to continue at better levels than construction, as most governments typically take actions to protect their food supply and farmers are currently active in the fields. That activity is expected to continue to support demand for our tires within the aftermarket, while full year OEM demand remains difficult to predict at this time.

“While the current volatility and uncertain demand outlook implies a sales decline from our 2019 levels, we currently anticipate EBITDA will approximate 2019 levels. Important steps we are taking to maintain EBITDA in a down market include the measures previously outlined during our fourth quarter earnings release along with certain other intensified efforts throughout 2020 as we align production and costs with the current business environment. The current market conditions and the ongoing impact of the COVID-19 global pandemic continues to create a dynamic and fluid situation with our customers as they shift schedules in the current period and are providing limited visibility into their plans for the second half of the year."

Liquidity position and outlook

“During the course of the last several months, we have taken swift and decisive actions to reduce costs and to preserve liquidity," stated David Martin, Senior Vice President and Chief Financial Officer. "We have cut discretionary spending, adjusted work schedules and have taken steps to utilize government sponsored programs. We have also temporarily suspended capital spending, except for those investments necessary to ensure continuity of production,

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which is the approach we will continue to take for the near-term. As we demonstrated in 2019, we have been successful with our working capital initiatives and it remains a source of liquidity for the business. In the first quarter, inventory levels declined by $27 million, which supported positive operating cash flow of $4 million, despite the net loss of $27 million.

“In addition, we are taking steps to increase credit capacity for our international operations, with the support of our banking partners and the backing of government secured programs. We expect to lift our credit capacity in these operations by approximately $15 million to $20 million, and have extended approximately $10 million of current maturities on certain term debt in Latin America and Russia by up to one year. A portion of these actions was taken in March. At the end of March, we had additional borrowing capacity under our domestic credit facility of approximately $62 million, which will support the business during the current economic downturn, while we are currently taking steps to secure additional liquidity utilizing unencumbered assets as security. We believe that our financial position is bolstered by the different operational levers that we can draw on, along with the continuing working capital management measures, ongoing sale of non-core assets and related transactions, and our current and anticipated credit capacity.”

Results of Operations

Paul Reitz concluded, “In our fourth quarter earnings release, we noted that the lower quarterly sales level made it difficult to overcome the lower absorption of overhead and fixed costs of our production facilities. Our first quarter sales increased nearly $40 million or 13% from the fourth quarter 2019 levels with good adjusted EBITDA growth of over $12 million, but our sales at $342 million still remained at a lower level compared to the first quarter of 2019, which continued to create a drag on margins from lower absorption. The volume loss was most notable within the earthmoving/construction segment, which declined nearly 23 percent during the quarter as a result of a slowdown of the global construction market, primarily within Europe. Early in the first quarter, prior to the emergence and spread of COVID-19, we had seen signs of improved North American OEM customer production, but those signs disappeared as uncertainty increased during the period.”

Net sales for the first quarter ended March 31, 2020, were $341.5 million, compared to $410.4 million in the comparable quarter of 2019, a decrease of 16.8 percent driven by sales decreases in all segments. Overall, net sales volume was down 12.6 percent from the comparable prior year quarter, due primarily to challenges in the earthmoving/construction market as a result of a slowdown of the global construction market, particularly in Europe. Additionally, in Europe, we experienced over $14 million in reduced sales as compared to the same period last year directly as a result of plant closures in Italy and China due to the COVID-19 pandemic. Continued weakness in the commodity markets, as well as the impact of COVID-19, were contributing factors in the sales decrease in the agriculture market, which resulted in lower volume from OEM customers; however, this was partially offset by increased volume in the aftermarket business. Unfavorable changes in price/mix, primarily reflecting pricing adjustments for lower raw material costs, and currency translation negatively impacted net sales by 1.1 percent and 3.1 percent, respectively.

Gross profit for the first quarter ended March 31, 2020, was $27.2 million, compared to $45.3 million in the comparable prior year period. Gross margin was 8.0 percent of net sales for the quarter, compared to 11.0 percent of net sales in the comparable prior year period. The decrease in gross profit was driven by the impact of lower sales volume across most geographic regions, which had a significant negative impact on production efficiencies. The decrease in gross profit was also caused by unfavorable foreign currency translation, especially in Europe and Latin America, and a $2.6 million asset impairment at our Titan Tire Reclamation Corporation (TTRC) in Canada. The unfavorable gross margin impact attributable to the COVID-19 pandemic mentioned above was approximately $3.8 million.

Selling, general, administrative, research and development (SGARD) expenses for the first quarter of 2020 were $34.4 million, compared to $38.5 million for the comparable prior year period. As a percentage of net sales, SGARD was 10.1 percent, compared to 9.4 percent for the comparable prior year period. The decrease in SGARD was driven primarily by lower sales commissions and marketing costs as well as lower professional fees related to investments

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in technology as we were in the midst of stabilization efforts during the first quarter of 2019 after the first phases of an enterprise resource planning (ERP) software implementation in North America.

Loss from operations for the first quarter of 2020 was $9.6 million, or 2.8 percent of net sales, compared to income of $4.1 million, or 1.0 percent of net sales, for the first quarter of 2019.  The decrease in income from operations for each of these periods was primarily driven by lower net sales and the net result of the items previously discussed.

Foreign exchange loss was $17.2 million for the three months ended March 31, 2020, compared to a gain of $5.7 million for the three months ended March 31, 2019. Foreign currency exchange loss is the result of the significant negative movements in foreign currency exchange rates in many of the geographies in which we conduct business experienced during the three months ended March 31, 2020 and translation of intercompany loans at certain foreign subsidiaries which are denominated in local currencies rather than the reporting currency, which is the United States dollar. Since such loans are expected to be settled at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During the first quarter of 2020, we have settled a number of intercompany loans as part of a loan restructuring initiative with a resulting foreign exchange loss that is reflected in the total foreign exchange loss recognized for the first quarter of 2020.

The first quarter of 2020 net loss applicable to common shareholders was $25.5 million, equal to $(0.42) per basic and diluted share, compared to income of $1.2 million, equal to $0.02 per basic and diluted share, in the comparable prior year period.

The first quarter 2020 adjusted net loss attributable to Titan was $10.6 million, equal to $(0.18) per basic and diluted share, compared to an adjusted net loss of $3.7 million, equal to $(0.06) per basic and diluted share, in the comparable prior year period. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was a negative $5.6 million for the first quarter of 2020, compared to $25.5 million in the comparable prior year period. Adjusted EBITDA was $9.3 million for the first quarter of 2020, compared to $19.8 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended
	March 31,
	2020	2019
Net sales	$172,938	$191,730
Gross profit	14,027	22,125
(Loss) income from operations	(4,694)	13,928

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During the quarter, lower sales volume in North America, Europe and Australia contributed 1.8 percent of this decrease while unfavorable currency translation, primarily in Latin America and Europe, decreased net sales by 3.4 percent. Unfavorable price/mix further decreased net sales by 4.7 percent. Lower sales volumes were primarily caused by continued weakness in the commodity markets and the effect of the COVID-19 pandemic which continues to cause significant uncertainty for customers in most geographies, most notably OEM customers. The decrease in gross profit is primarily attributable to the impact of lower sales volume and unfavorable foreign currency translation. Unfavorable North American gross profit was driven by lower OEM volume and mix, within our North American Wheel operations.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended
	March 31,
	2020	2019
Net sales	$136,922	$176,745
Gross profit	10,754	18,170
(Loss) income from operations	(6,994)	5,528

During the quarter, the decrease in earthmoving/construction sales was driven by decreased volume, which negatively impacted net sales by 22.9 percent. This decrease was primarily due to a tightening within the construction market in our undercarriage business in all geographies. The direct impact of COVID-19 accounted for $11.9 million of the sales decrease due to shutdowns of our plants in China and Italy. Unfavorable currency translation across most non-U.S. geographies decreased net sales by 2.3 percent but was partially offset by favorable price mix, which increased net sales by 2.7 percent. The decrease in gross profit was primarily driven by the lower sales volume, which created certain production inefficiencies, the impact of COVID-19 and unfavorable foreign currency translation.

Consumer Segment

(Amounts in thousands)	Three months ended
	March 31,
	2020	2019
Net sales	$31,640	$41,899
Gross profit	2,463	4,969
(Loss) income from operations	(295)	2,121

During the quarter, the decrease in consumer sales was driven by lower sales volume, especially in North America, Latin America and Australia, which negatively impacted net sales by 18.2 percent and unfavorable currency translation, primarily in Latin America and unfavorable price mix, which decreased net sales by 5.3 percent and 1.0 percent, respectively. The decline in Latin America continued to be driven by lower demand for light utility truck tires, while declines in other geographies related to a shift in focus to agriculture and earthmoving/construction products. Gross profit from the consumer segment for the quarter decreased compared to the comparable prior year quarter, due primarily to lower sales in the light utility truck markets.

Financial Condition

The Company ended the first quarter of 2020 with total cash and cash equivalents of $60.4 million, compared to $66.8 million at December 31, 2019. Long-term debt at March 31, 2020, was $444.6 million, compared to $443.3 million at December 31, 2019. Short-term debt was $46.3 million at March 31, 2020, compared to $61.3 million at December 31, 2019. Net debt (total debt less cash and cash equivalents) was $430.4 million at March 31, 2020, compared to $437.8 million at December 31, 2019.

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Net cash provided by operating activities for the quarter ended March 31, 2020, was $4.0 million, compared to net cash used for operations of $15.6 million for the comparable prior year period. Capital expenditures were $6.4 million for the first three months of 2019, compared to $9.5 million for the comparable prior year period. The expenditures during the first three months of 2020 and 2019 represent various critical equipment purchases and improvements to maintain production capabilities of Titan's existing business and to maintain existing equipment, while the amounts are lower in 2020, in direct response to cash preservation activities as a result of COVID-19 impacts on the business.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 7, 2020, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants in the U.S. and Canada should dial (866) 324-3683, and international callers should dial (509) 844-0959. Entry to the call requires all participants to join using Conference ID: 1782685.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included

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in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.
About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2020	2019

Net sales	$341,500	$410,374
Cost of sales	311,677	365,110
Asset impairment	2,579	—
Gross profit	27,244	45,264
Selling, general and administrative expenses	31,957	35,905
Research and development expenses	2,410	2,617
Royalty expense	2,480	2,606
(Loss) income from operations	(9,603)	4,136
Interest expense	(8,035)	(7,933)
Foreign exchange (loss) gain	(17,242)	5,723
Other income	7,436	996
(Loss) income before income taxes	(27,444)	2,922
Provision for income taxes	55	1,915
Net (loss) income	(27,499)	1,007
Net loss attributable to noncontrolling interests	(2,013)	(970)
Net (loss) income attributable to Titan	(25,486)	1,977
Redemption value adjustment	—	(776)
Net (loss) income applicable to common shareholders	$(25,486)	$1,201

Earnings per common share:
Basic	$(0.42)	$0.02
Diluted	$(0.42)	$0.02
Average common shares and equivalents outstanding:
Basic	60,360	59,946
Diluted	60,360	59,946

Dividends declared per common share:	$0.005	$0.005

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2020	December 31, 2019

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$60,378	$66,799
Accounts receivable, net	211,982	185,238
Inventories	306,071	333,356
Prepaid and other current assets	60,461	58,869
Total current assets	638,892	644,262
Property, plant and equipment, net	344,078	374,798
Operating lease assets	20,117	23,914
Deferred income taxes	—	2,331
Other assets	57,167	69,002
Total assets	$1,060,254	$1,114,307

Liabilities
Current liabilities
Short-term debt	$46,275	$61,253
Accounts payable	179,933	158,647
Other current liabilities	115,744	107,253
Total current liabilities	341,952	327,153
Long-term debt	444,550	443,349
Deferred income taxes	2,644	6,672
Other long-term liabilities	67,186	73,145
Total liabilities	856,332	850,319

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,787,263 issued at March 31, 2020 and 60,710,983 at December 31, 2019)	—	—
Additional paid-in capital	532,820	532,070
Retained deficit	(100,122)	(74,334)
Treasury stock (at cost, 425,271 and 427,771 shares, respectively)	(4,212)	(4,234)
Accumulated other comprehensive loss	(249,347)	(218,651)
Total Titan shareholders’ equity	179,139	234,851
Noncontrolling interests	(217)	4,137
Total equity	178,922	238,988
Total liabilities and equity	$1,060,254	$1,114,307

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended
	March 31,
Cash flows from operating activities:	2020	2019
Net (loss) income	$(27,499)	$1,007
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	13,785	14,673
Asset impairment	2,579	—
Deferred income tax provision	(1,426)	(1,366)
Gain on investment sale	(1,302)	—
Gain on property insurance settlement	(4,936)	—
Stock-based compensation	490	269
Issuance of stock under 401(k) plan	282	141
Foreign currency translation (gain) loss	17,291	(6,695)
(Increase) decrease in assets:
Accounts receivable	(45,330)	(53,083)
Inventories	6,611	(17,557)
Prepaid and other current assets	(6,404)	(1,611)
Other assets	1,155	3,152
Increase (decrease) in liabilities:
Accounts payable	34,006	39,370
Other current liabilities	15,012	4,538
Other liabilities	(342)	1,543
Net cash provided by (used for) operating activities	3,972	(15,619)
Cash flows from investing activities:
Capital expenditures	(6,420)	(9,453)
Payments related to redeemable noncontrolling interest	—	(25,000)
Sale of Wheels India Limited shares	6,917	—
Proceeds from property insurance settlement	4,936	—
Other	(366)	194
Net cash provided by (used for) investing activities	5,067	(34,259)
Cash flows from financing activities:
Proceeds from borrowings	23,949	52,398
Payment on debt	(31,940)	(15,357)
Dividends paid	(302)	(301)
Net cash (used for) provided by financing activities	(8,293)	36,740
Effect of exchange rate changes on cash	(7,167)	(232)
Net decrease in cash and cash equivalents	(6,421)	(13,370)
Cash and cash equivalents, beginning of period	66,799	81,685
Cash and cash equivalents, end of period	$60,378	$68,315

Supplemental information:
Interest paid	$785	$1,199
Income taxes paid, net of refunds received	$1,513	$1,314

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net (loss) income attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net (loss) income attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2020 and 2019.

	Three months ended
	March 31,
	2020	2019

Net (loss) income applicable to common shareholders	$(25,486)	$1,201
Adjustments:
Remove redemption value adjustment	—	(776)

Adjustment:
Insurance Reimbursement	(4,936)	—
Asset impairment	2,579	—
Foreign exchange loss (gain)	17,242	(5,723)
Adjusted net loss attributable to Titan	$(10,601)	$(3,746)

Adjusted earnings per share - Basic	$(0.18)	$(0.06)
Average shares outstanding - Basic	60,360	59,946

Adjusted earnings per share - Diluted	$(0.18)	$(0.06)
Average shares outstanding - Diluted	60,360	59,946

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The table below provides a reconciliation of net (loss) income to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three-month periods ended March 31, 2020 and 2019.

	Three months ended
	March 31,
	2020	2019

Net (loss) income	$(27,499)	$1,007
Adjustments:
Provision for income taxes	55	1,915
Interest expense	8,035	7,933
Depreciation and amortization	13,785	14,673
EBITDA	$(5,624)	$25,528
Adjustments:
Insurance Reimbursement	(4,936)	—
Asset impairment	2,579	—
Foreign exchange loss (gain)	17,242	(5,723)
Adjusted EBITDA	$9,261	$19,805

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